Exhibit 99.1

ROSEHILL RESOURCES INC. TO SIGNIFICANTLY

EXPAND ITS DELAWARE BASIN POSITION

HOUSTON, October 30, 2017 /Globe Newswire/ -- Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today announced that it has agreed to acquire up to 9,100 net undeveloped acres and certain producing oil and gas properties in the Southern Delaware Basin. The agreement remains subject to customary closing conditions and purchase price adjustments.

Acquisition Highlights:

●	Purchase price of $77.6 million for the initial identified 4,565 net acres, which includes producing properties with limited production of 40 Boepd; subject to certain conditions, Rosehill may acquire up to an additional 4,535 net acres at the same price per net acre

●	Increases horizontal drilling potential by over 325 gross locations with opportunities in multiple Wolfcamp A, Wolfcamp B and Bone Spring benches; additional upside potential from deeper Wolfcamp horizons

●	Expands Rosehill’s Delaware Basin position with up to 9,100 largely contiguous net acres in northwestern Pecos County with surrounding operators including Diamondback Energy, Inc., Jagged Peak Energy Inc., and Parsley Energy, Inc.

●	High average working interest of 86% with all acreage held by production or by lease term through at least 2020

●	Contiguous acreage position enables 7,500 to 10,000 foot laterals, which can significantly improve well economics

●	Establishes second core operating area in the Delaware Basin

J.A. (Alan) Townsend, Rosehill’s President and Chief Executive Officer, commented, “We believe this acquisition demonstrates our continued commitment to grow our strong acreage position in the rapidly evolving Delaware Basin. We are excited to acquire an attractive acreage position in Pecos County at less than $500,000 per drilling location. We are confident in our operational capabilities, which will help us to maximize value and generate sustainable growth. We believe this acquisition is accretive to Rosehill and the full cycle economics will compete favorably with other parts of the Delaware Basin.”

Townsend added, “This deal provides meaningful growth to our portfolio by more than doubling our acreage and drilling locations. We are very encouraged by offset operator results and our geological assessment indicates an anomalously thick Wolfcamp A/B interval with reservoir properties analogous to the Reeves County Core. There is potential across multiple stacked zones. We believe there is tremendous value in our Delaware Basin assets and we are very excited about this opportunity to add substantial value for our shareholders.”

Financing and Other

The Company intends to finance the acquisition with preferred equity, debt or a combination thereof, and is currently evaluating several potential sources of financing. This acquisition is expected to close in the fourth quarter of 2017 at which time the Company intends to provide more details on the acquisition and its impacts on Rosehill.

A presentation updated with additional details regarding the acquisition are available on the Company’s website www.rosehillresources.com in the news and media section.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an oil and gas exploration company with producing assets in Texas and New Mexico with its investment activity focused on the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its core acreage position in Loving County, Texas as well as focused acquisitions in the Delaware Basin.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements, other than statements of historical fact included in this communication, regarding our opportunities in the Delaware Basin, our strategy, future operations, financial position, estimated results of operations, future earnings, future capital spending plans, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “guidance,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

You should not place undue reliance on these forward-looking statements. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements in this communication are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, its ability to consummate the proposed acquisition, its ability to obtain acquisition financing on desirable terms, if at all, the risk that conditions to closing of the proposed acquisition may not be satisfied or that the closing otherwise does not occur, the diversion of management’s time on acquisition-related matters, the ultimate timing, outcome and results of integrating the acquired assets into its business and its ability to realize the anticipated benefits, commodity price volatility, inflation, lack of availability of drilling and completion equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks and uncertainties discussed under Risk Factors in the Company’s Registration Statement on Form S-3, as amended, filed with the SEC on June 14, 2017, and in other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

Contact Information:

Alan Townsend	Craig Owen
President and Chief Executive Officer	Chief Financial Officer
281-675-3400	281-675-3400